Exhibit 4.2

DEMAND PROMISSORY NOTE

US$100,000

In consideration of receiving a loan of US$100,000, the undersigned Manu Forti Group Inc., of 3990 Warren Way, Reno, Nevada, USA, 89509, does hereby PROMISE TO PAY to Steve McMannaman of Maison Houcarde, Gouze, Orthez, France, 64300, the sum of US$100,000, without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonor, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, this 15th day of September.

/s/ "Tina Miller"	/s/ "Gordon Samson"
Tina Miller	Gordon Samson
Signature of Witness	Manu Forti Group Inc.